UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 16, 2010
(Exact name of registrant as specified in its charter)

Connecticut	1-15052	06-1541045

(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

157 Church Street, New Haven, Connecticut	06506

(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code	(203) 499-2000
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets
On November 16, 2010, UIL Holdings Corporation (the “Registrant”) announced that it had completed its acquisition (the “Acquisition”) from Iberdrola USA, Inc. (“Iberdrola USA”) of (i) Connecticut Energy Corporation, the parent of The Southern Connecticut Gas Company, (ii) CTG Resources, Inc., the parent of Connecticut Natural Gas Corporation, and (iii) Berkshire Energy Resources, the parent of The Berkshire Gas Company. The approximately $1.296 billion purchase price less net debt of approximately $331.1 million and a preliminary working capital adjustment of approximately $47.0 million resulted in cash consideration at closing of approximately $917.9 million to Iberdrola USA. The Registrant paid this cash consideration from a combination of approximately $501.5 million in net proceeds from the Registrant’s September 2010 issuance of 20,355,000 shares of its common stock and the approximately $442.9 million in net proceeds from the Registrant’s October 2010 issuance of $450 million aggregate principal amount of 4.625% Notes due 2020. While the aggregate purchase price was unchanged, the cash consideration paid at closing was greater than the prior estimate of $885 million due to lower actual levels of net debt assumed, partially offset by the preliminary working capital adjustment. The lower level of debt reflected prior principal payments of $43.8 million on long-term debt and $38.9 million of cash generated by the acquired entities. The preliminary working capital adjustment resulted primarily from a seasonal decrease of $45.7 million in accounts receivable.
A copy of the Registrant’s November 16, 2010 press release announcing the completion of the Acquisition is attached hereto as Exhibit 99.1.
The financial statements and pro forma financial information required to be filed with respect to the Acquisition pursuant to the instructions to this Item and Item 9.01 will be filed within 71 calendar days of November 22, 2010.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Effective upon closing of the Acquisition described in Item 2.01 above, Anthony J. Vallillo, age 61, currently President and Chief Operating Officer of the Registrant’s subsidiary The United Illuminating Company (“UI”), was also appointed to the position of Executive Vice President and Chief Operating Officer of UIL Holdings Corporation. Mr. Vallillo has served as President and Chief Operating Officer of UI since January 2001.

Item 9.01	Financial Statements and Exhibits
The financial statements and pro forma financial information required to be filed with respect to the Acquisition disclosed in Item 2.01 above pursuant to the instructions to that Item and this Item will be filed within 71 calendar days of November 22, 2010.
(d)	Exhibits

The following exhibit is filed as part of this report:

Exhibit Description

99.1	Press release issued by UIL Holdings Corporation on November 16, 2010

Information Regarding Forward-Looking Statements
Certain statements contained herein and in the exhibits filed or furnished herewith, regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future including, without limitation, the Registrant’s expectations with respect to the benefits, costs and other anticipated financial impacts of the gas company acquisition transaction; future financial and operating results of the Registrant; and the Registrant’s plans, objectives, expectations and intentions with respect to future operations and services. Such forward-looking statements are based on the Registrant’s expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements. Such risks and uncertainties include, but are not limited to, general economic conditions, legislative and regulatory changes, changes in demand for electricity, gas and other products and services, changes in financial markets, unanticipated weather conditions, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental, and technological factors affecting the operations, timing, markets, products, services and prices of the Registrant’s subsidiaries. Examples of such risks and uncertainties specific to the transaction include, but are not limited to the possibility that the expected benefits will not be realized, or will not be realized within the expected time period. The foregoing and other factors are discussed and should be reviewed in the Registrant’s most recent Annual Report on Form 10-K and other subsequent filings with the Securities and Exchange Commission. Forward-looking statements included herein speak only as of the date hereof and the Registrant undertakes no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UIL HOLDINGS CORPORATION Registrant
Date: November 16, 2010	By:	/s/ Richard J. Nicholas
Richard J. Nicholas
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit	Description
99.1	Press release issued by UIL Holdings Corporation on November 16, 2010